      							OMB Number	3235-0362
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FORM 5
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).
/X/	Form 3 Holdings Reported
/X/	Form 4 Holdings Reported

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
			ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.	Name and Address of Reporting Person*
	Swergold, Eric     B., 50 Osgood Place, San Francisco, CA 94133
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  Monterey Pasta (PSTA)

3.	IRS or Social Security Number of Reporting Person (Voluntary) ______

4.	Statement for Month/Year December 31, 1999

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X__ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	__X__ Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
	SEC 2270 (9-96)

FORM 5 (continued)							Page _2_ of _20_ Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__________

3.	Transaction Code (Instr. 8)  ______3______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __		(A) or (D)  ____		Price ______

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,078,800 (3)___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__3/31/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _6000_		(A) or (D)  ___A___		Price ___2.31___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__3/31/99____

3.	Transaction Code (Instr. 8)  ______P4______

FORM 5 (continued)							Page _3_ of _20_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _7500__		(A) or (D)  ___A___		Price ___2.25_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/1/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __6500__		(A) or (D)  ___A___		Price ___2.34_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/8/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __1000___		(A) or (D)  ___A___		Price __2.34____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

FORM 5 (continued)							Page _4_ of _20_ Pages

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/9/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount ___11,000_		(A) or (D)  ___A___		Price __2.49____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/12/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _16,000__		(A) or (D)  ___A___		Price __2.50____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

FORM 5 (continued)							Page _5_ of _20_ Pages

1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/9/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __5700__		(A) or (D)  ___A___		Price __2.38_____
7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/15/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __5000__		(A) or (D)  ___A___		Price __2.44___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/16/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _13,000___		(A) or (D)  ___A___		Price _2.48_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

FORM 5 (continued)							Page _6_ of _20_ Pages


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/20/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _5500__		(A) or (D)  ___A___		Price __2.43____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/21/99_____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _6000__		(A) or (D)  ___A___		Price ___2.54____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/21/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _4000___		(A) or (D)  ___A___		Price ___2.50____

FORM 5 (continued)							Page _7_ of _20_ Pages

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/22/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _20,000		(A) or (D)  ___A___		Price ___2.75____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/22/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _12,000__		(A) or (D)  ___A___		Price __2.84_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

FORM 5 (continued)							Page _8_ of _20_ Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/25/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __1000__		(A) or (D)  ___A___		Price ___3.92____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/26/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _4500___		(A) or (D)  ___A___		Price ___2.69____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__4/28/99____

FORM 5 (continued)							Page _9_ of _20_ Pages

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __9500__		(A) or (D)  ___A___		Price ___2.72__

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___4/28/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __1500__		(A) or (D)  ___A___		Price ___2.74____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)



1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___5/7/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __2700__		(A) or (D)  ___A___		Price ___2.74____

FORM 5 (continued)							Page _10_ of _20_ Pages

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__5/11/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __7000__		(A) or (D)  ___A___		Price ___2.75___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___5/13/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __8500__		(A) or (D)  ___A___		Price __2.72___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

FORM 5 (continued)							Page _11_ of _20_ Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__6/3/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _7000___		(A) or (D)  ___A___		Price ___2.55___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___7/9/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __1200__		(A) or (D)  ___A___		Price __2.68___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__7/15/99_____

FORM 5 (continued)							Page _12_ of _20_ Pages

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __7500__		(A) or (D)  ___A___		Price __2.88____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__7/22/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __6000__		(A) or (D)  ___A___		Price __3.01____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__7/23/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _4500___		(A) or (D)  ___A___		Price __2.95_____

FORM 5 (continued)							Page _13_ of _20_ Pages

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__8/10/99_____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __3000__		(A) or (D)  ___A___		Price __2.91____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___8/12/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _8500__		(A) or (D)  ___A___		Price __2.94____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

FORM 5 (continued)							Page _14_ of _20_ Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__8/12/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _1500__		(A) or (D)  ___A___		Price ____3.00___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__8/18/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _27000__		(A) or (D)  ___A___		Price __3.31____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__8/18/99___

3.	Transaction Code (Instr. 8)  ______P4______

FORM 5 (continued)							Page _15_ of _20_ Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __8500__		(A) or (D)  ___A___		Price __3.41___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	___8/23/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _4000__		(A) or (D)  ___A___		Price __3.36____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__10/13/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __3500_		(A) or (D)  ___A___		Price __3.00__

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

FORM 5 (continued)							Page _16_ of _20_ Pages

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__10/14/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __3500_		(A) or (D)  ___A___		Price _3.06____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__10/20/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _6500___		(A) or (D)  ___A___		Price __3.06____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

FORM 5 (continued)							Page _17_ of _20_ Pages

2.	Transaction Date (Month/Day/Year)	___11/18/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _14,000__		(A) or (D)  ___A___		Price __2.98_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	_11/18/99___

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _4500_		(A) or (D)  ___A___		Price __2.91___

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__11/19/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _13000__		(A) or (D)  ___A___		Price __3.04____

FORM 5 (continued)							Page _18_ of _20_ Pages

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) ____Common Stock_______

2.	Transaction Date (Month/Day/Year)	__11/19/99____

3.	Transaction Code (Instr. 8)  ______P4______

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount _4000___		(A) or (D)  ___A___		Price __2.97_____

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	___1,359,400___

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-
96)

FORM 5 (continued)						Page _19_ of _20_ Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) _____________________________

2.	Conversion or Exercise Price of Derivative Security  _______________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)  __________________

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title ______________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of Derivative Securities Beneficially Owned at End of Year
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________

FORM 5 (continued)						Page _20_ of _20_ Pages

Explanation of Responses:

(1)	As member and portfolio manager of Gruber & McBaine Capital
Management, LLC, a limited liability company that is a general partner of investment partnerships and investment adviser to client accounts. The securities reported are owned directly by the partnerships and client accounts.

(2)	The reporting person disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is reported, except to the extent of the reporting person's pro rata pecuniary interest therein.

(3)	The reporting person indirectly owned 1,078,800 shares on January 1,
1999, the date he became the beneficial owner of more than 10 percent of the outstanding stock.


				/s/ Eric B. Swergold			2/10/01
				**Signature of Reporting Person	Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 2270 (9-96)


CSR\2217\006\1134128.01